Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2009, which appears on page F-2 of the Annual Report on Form 10-K of Spectrum Pharmaceuticals, Inc. for the year ended December 31, 2008. We also consent to the references to our Firm in the Registration Statement.

/s/ Kelly & Company
Kelly & Company
December 24, 2009